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EXHIBIT 5

Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-0300
(317) 237-1000 (fax)

November 12, 2002

Simon Property Group, Inc.
SPG Realty Consultants, Inc.
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        We have acted as counsel to Simon Property Group, Inc., a Delaware corporation ("SPG"), and SPG Realty Consultants, Inc., a Delaware corporation ("SRC" and together with SPG, the "Companies"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act"), pursuant to the Registration Statement on Form S-8 of the Companies (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the additional 5,000,000 paired shares of common stock, par value $.0001 per share, of the Companies (the "Shares") to be issued pursuant to the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "Plan").

        We have examined the Registration Statement, the Certificates of Incorporation and By-Laws of the Companies, minutes of the proceedings of the Companies' Boards of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined Certificates of Secretary of the Companies dated the date hereof (the "Certificates"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Companies (including the Certificates) and have not independently verified the matters stated therein.

        Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plan, the Shares will be validly and legally issued, fully paid and nonassessable.

        This opinion letter is solely for the use of the Companies in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ BAKER & DANIELS

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  EXHIBIT 5